Exhibit 99

Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 2013 Third Quarter Net Income of $3.5 Million; Strong Loan and Deposit Growth
LOWELL, MA-(GlobeNewswire)-(October 17, 2013) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended September 30, 2013 of $3.5 million, an increase of $470 thousand, or 15%, compared to the same three-month period in 2012. Diluted earnings per share were $0.35 for the three months ended September 30, 2013, an increase of 9% compared to the same period in 2012. Net income for the nine months ended September 30, 2013 amounted to $10.0 million, an increase of $904 thousand, or 10%, compared to the same nine-month period in 2012. Diluted earnings per share were $1.01 for the nine months ended September 30, 2013, an increase of 6% compared to the same period in 2012.

As previously announced on October 15, 2013, the Company declared a quarterly dividend of $0.115 per share to be paid on December 2, 2013 to shareholders of record as of November 11, 2013. The quarterly dividend represents a 4.5% increase over the 2012 dividend rate.

Total assets increased by $166.8 million, or 10%, since December 31, 2012, amounting to $1.83 billion at September 30, 2013. Loans outstanding and deposits, excluding brokered deposits, have increased $113.0 million, or 8%, and $130.4 million, or 9%, respectively, in the first nine months of 2013.

Chief Executive Officer Jack Clancy commented, “Our results reflect our continued organic growth and market expansion. On an annualized basis, total assets, loans and deposits, excluding brokered deposits, have grown 13%, 11% and 12%, respectively, in 2013. We remain focused on organic growth with investments in technology, our communities, and most importantly, our family of Enterprise employees as we look to continue to strengthen our franchise in Massachusetts and Southern New Hampshire.”
George L. Duncan, Founder and Chairman, commented that “Our expanding branch network and our highly-skilled and experienced banking team, combined with state-of-the-art products and services, position us well for the future. We are looking forward to our new Nashua, NH office, our 22nd branch location, which is scheduled to open in the fourth quarter of this year. As we complete our 25th year in business, we continue to focus our efforts to play a leadership role in all the communities we serve. We appreciate that our philanthropic efforts were recognized in September for both contributions to non-profits, and hours of community service at the ‘Salute to Corporate Citizenship Summit’ sponsored by the Boston Business Journal, our seventh consecutive year honored. We thank all our non-profit customers for all the support they have given our Bank since our founding and we are so appreciative of our shared community values and commitment.”
Results of Operations
The Company's growth contributed to increases in net interest income, non-interest income and the level of operating expenses for the current year compared to the same 2012 periods. Additionally, the September 30, 2013 results benefited from a lower loan loss provision compared to the same periods in 2012. Non-interest income also increased as a result of higher gains on securities sales in the current year.

Net interest income for the three months ended September 30, 2013 amounted to $16.6 million, an increase of $985 thousand, or 6%, compared to the same period in 2012. Net interest income for the nine months ended September 30, 2013 amounted to $48.6 million, an increase of $2.6 million, or 6%, compared to the same period in 2012. This increase in net interest income was due primarily to revenue generated from loan growth, mainly in commercial real estate loans, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $166.5 million and $156.0 million for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. Net interest margin was 4.02% for the quarter ended September 30, 2013, compared to 4.20% for the quarter ended September 30, 2012. Year-to-date margins were 4.09% and 4.29% for the nine months ended September 30, 2013 and 2012, respectively. Consistent with the industry, the margin continued to trend downward, as the yield on interest-earning assets declined faster than the cost of funding, as funding rates have reached a level leaving little room for significant reductions.
The provision for loan losses amounted to $583 thousand for the three months ended September 30, 2013, compared to $800 thousand for the same period in 2012. For the nine months ended September 30, 2013 and 2012, the provision for loan losses amounted to $1.9 million and $2.2 million, respectively. In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the nine months ended September 30, 2013, was $113.0 million, compared to $52.9 million during the same period in 2012. Total non-performing assets as a percentage of total assets were 1.09% at September 30, 2013, compared to 1.50% at September 30, 2012. For the nine months ended September 30, 2013, the Company recorded net charge-offs of $155 thousand compared to $1.4 million for the nine months ended September 30, 2012. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.77% at September 30, 2013, 1.78% at December 31, 2012 and 1.84% at September 30, 2012.
Non-interest income for the three and nine months ended September 30, 2013 amounted to $3.2 million and $10.4 million, respectively. This represents increases of $183 thousand, or 6%, and $1.4 million, or 16% compared to the same three and nine month periods, respectively, in 2012. Current year non-interest income benefited primarily from gains on securities sales, with the majority of sales occurring in the first six months of 2013. The quarter and year-to-date increases also included increases in investment advisory fee income and deposit and interchange fees.

Non-interest expense for the three months ended September 30, 2013 amounted to $13.8 million, an increase of $771 thousand, or 6%, compared to the third quarter of 2012. For the nine months ended September 30, 2013, non-interest expense amounted to $41.7 million, an increase of $2.9 million, or 7%, compared to the same period in the prior year. Increased expenses related to salaries and benefits over the comparable periods in the prior year were primarily due to the Company's strategic growth initiatives, including branch and market expansion. This growth also resulted in increased occupancy and technology expenses in the current year-to-date period compared to the same period in 2012. Also impacting the current year-to-date period were increases in advertising, primarily due to the timing of corporate community events, and “other expenses” primarily due to deposit program and loan servicing costs.

Key Financial Highlights

▪
Total assets were $1.83 billion at September 30, 2013 as compared to $1.67 billion at December 31, 2012, an increase of $166.8 million, or 10%. Since June 30, 2013, total assets have increased $79.2 million, or 5%.

▪	Total loans amounted to $1.47 billion at September 30, 2013, an increase of $113.0 million, or 8%, since December 31, 2012. Since June 30, 2013, total loans have increased $25.4 million, or 2%.

▪
Total deposits, excluding brokered deposits, were $1.60 billion at September 30, 2013 as compared to $1.47 billion at December 31, 2012, an increase of $130.4 million, or 9%. Since June 30, 2013, total deposits, excluding brokered deposits, increased $75.6 million, or 5%. Brokered deposits were $51.5 million at September 30, 2013, $52.5 million at June 30, 2013 and $3.0 million at December 31, 2012.

▪
Investment assets under management amounted to $638.2 million at September 30, 2013 as compared to $592.4 million at December 31, 2012, an increase of $45.8 million, or 8%. Since June 30, 2013, investment assets under management have increased $25.0 million, or 4%. The increase is primarily attributable to asset growth from new business and from market value appreciation.

▪
Total assets under management amounted to $2.54 billion at September 30, 2013, compared to $2.33 billion at December 31, 2012, an increase of $210.3 million, or 9%. Since June 30, 2013, total assets under management have increased $102.4 million, or 4%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 96 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 21 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also completing construction on our new Nashua, NH office which is scheduled to open in the fourth quarter of 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and cash equivalents:
Cash and due from banks	$48,960	$38,007	$50,978
Interest-earning deposits	33,944	12,218	25,413
Fed funds sold	26,003	2,510	5,879
Total cash and cash equivalents	108,907	52,735	82,270

Investment securities at fair value	195,418	184,464	191,696
Federal Home Loan Bank stock	4,324	4,260	4,260
Loans held for sale	1,061	8,557	5,686
Loans, less allowance for loan losses of $25,999 at September 30, 2013, $24,254 at December 31, 2012 and $23,930 at September 30, 2012	1,446,697	1,335,401	1,274,437
Premises and equipment	28,860	27,206	27,267
Accrued interest receivable	5,835	5,828	5,830
Deferred income taxes, net	13,489	12,548	12,132
Bank-owned life insurance	15,789	15,443	15,321
Prepaid income taxes	736	174	719
Prepaid expenses and other assets	5,777	13,454	12,273
Goodwill	5,656	5,656	5,656

Total assets	$1,832,549	$1,665,726	$1,637,547

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,653,947	$1,475,027	$1,470,426
Borrowed funds	1,880	26,540	2,994
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	17,393	13,182	16,444
Accrued interest payable	267	603	323
Total liabilities	1,684,312	1,526,177	1,501,012

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,964,730, shares issued and outstanding at September 30, 2013 (including 169,693 shares of unvested participating restricted awards), 9,676,477 issued and outstanding at December 31, 2012 (including 154,186 shares of unvested participating restricted awards) and 9,632,904 shares issued and outstanding at September 30, 2012 (including 153,336 of unvested participating restricted awards)	100	97	96
Additional paid-in capital	52,092	48,194	47,304
Retained earnings	93,815	87,159	84,985
Accumulated other comprehensive income	2,230	4,099	4,150
Total stockholders’ equity	148,237	139,549	136,535

Total liabilities and stockholders’ equity	$1,832,549	$1,665,726	$1,637,547

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest and dividend income:
Loans and loans held for sale	$17,104	$16,324	$50,130	$48,510
Investment securities	823	833	2,427	2,467
Other interest-earning assets	19	25	40	68
Total interest and dividend income	17,946	17,182	52,597	51,045
Interest expense:
Deposits	1,013	1,228	3,043	4,133
Borrowed funds	6	12	92	41
Junior subordinated debentures	294	294	883	883
Total interest expense	1,313	1,534	4,018	5,057
Net interest income	16,633	15,648	48,579	45,988
Provision for loan losses	583	800	1,900	2,150
Net interest income after provision for loan losses	16,050	14,848	46,679	43,838
Non-interest income:
Investment advisory fees	1,102	925	3,163	2,880
Deposit and interchange fees	1,229	1,153	3,518	3,281
Income on bank-owned life insurance, net	111	122	346	384
Net gains on sales of investment securities	83	38	1,031	197
Gains on sales of loans	171	211	728	669
Other income	472	536	1,574	1,500
Total non-interest income	3,168	2,985	10,360	8,911

Non-interest expense:
Salaries and employee benefits	8,548	8,190	25,247	23,534
Occupancy and equipment expenses	1,449	1,400	4,508	4,244
Technology and telecommunications expenses	1,085	1,122	3,441	3,198
Advertising and public relations expenses	481	408	2,047	1,694
Audit, legal and other professional fees	439	336	1,264	1,306
Deposit insurance premiums	287	283	820	843
Supplies and postage expenses	232	232	719	659
Investment advisory and custodial expenses	134	110	394	319
Other operating expenses	1,126	929	3,256	3,003
Total non-interest expense	13,781	13,010	41,696	38,800

Income before income taxes	5,437	4,823	15,343	13,949
Provision for income taxes	1,904	1,760	5,298	4,808

Net income	$3,533	$3,063	$10,045	$9,141

Basic earnings per share	$0.36	$0.32	$1.02	$0.96
Diluted earnings per share	$0.35	$0.32	$1.01	$0.95

Basic weighted average common shares outstanding	9,932,060	9,613,386	9,824,984	9,567,294
Diluted weighted average common shares outstanding	10,026,588	9,692,290	9,909,019	9,639,122

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the nine months ended September 30, 2013	At or for the year ended December 31, 2012	At or for the nine months ended September 30, 2012

BALANCE SHEET AND OTHER DATA
Total assets	$1,832,549	$1,665,726	$1,637,547
Loans serviced for others	73,571	75,854	74,529
Investment assets under management	638,159	592,355	578,918
Total assets under management	$2,544,279	$2,333,935	$2,290,994

Book value per share	$14.88	$14.42	$14.17
Dividends paid per common share	$0.345	$0.440	$0.330
Total capital to risk weighted assets	11.41%	11.46%	11.57%
Tier 1 capital to risk weighted assets	10.07%	10.15%	10.26%
Tier 1 capital to average assets	8.55%	8.64%	8.58%
Allowance for loan losses to total loans	1.77%	1.78%	1.84%
Non-performing assets	$20,012	$22,101	$24,561
Non-performing assets to total assets	1.09%	1.33%	1.50%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.78%	0.78%	0.78%
Return on average stockholders’ equity	9.36%	9.27%	9.25%
Net interest margin (tax equivalent)	4.09%	4.27%	4.29%